Exhibit 99.1

BMHC ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

Company Reports Record Sales and Net Income

SAN FRANCISCO (October 25, 2005) - Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of construction services and building materials to professional residential builders and contractors, today reported sales increased 39% to $820 million, compared to $591 million in the same quarter a year ago.  For the nine months ended September 30, 2005, sales increased 35% to $2.1 billion compared to $1.6 billion in the same period of 2004.
Net income was $41.6 million or $2.81 per share compared to $18.1 million or $1.29 per share in the same quarter a year ago.  For the nine months ended September 30, 2005, net income was $96.0 million or $6.57 per share compared to $34.9 million or $2.53 per share in the same period of 2004.
“We are pleased to report that our excellent financial performance continued in the third quarter with record sales and net income,” said Robert E.  Mellor, Chairman, President and Chief Executive Officer.  “Our financial results for the quarter were driven by solid performances at BMC West and BMC Construction.  Strong demand in our markets, as well as a continued focus on expanding our construction services, enabled us to increase our top line by almost 40% and more than double our net income compared to the same quarter a year ago.   We continue to expand and capitalize on our market position in the construction services industry, reflective of our long-term strategy to meet the service and supply needs of our nation’s homebuilders.”
Segment Financial Performance
(thousands)

BMC West

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Sales	$417,428	$379,000	$1,146,000	$1,014,200

Income from operations	$43,644	$31,564	$113,549	$72,129

Sales at BMC West increased 10% to $417.4 million compared to $379.0 million in the same quarter a year ago.  For the nine months ended September 30, 2005, sales increased 13% to $1.1 billion compared to $1.0 billion in the same period of 2004.  Sales increased in all of our operations as construction activity remained strong, especially in our Northwest, Intermountain and Texas regions.

Income from operations increased to $43.6 million from $31.6 million in the same quarter a year ago.  Income from operations was $113.5 million for the nine months ended September 30, 2005 compared to $72.1 million in the same period of 2004.  Record operating income was the result of improved gross margins despite lower commodity wood product prices.

BMC Construction

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Sales	$402,400	$212,480	$948,277	$537,516

Income from operations	$47,118	$17,941	$112,406	$38,008

Sales at BMC Construction nearly doubled to $402.4 million compared to $212.5 million in the third quarter of last year.  For the nine months ended September 30, 2005 sales were $948.3 million compared to $537.5 million in the same period a year ago.  Sales reflect continuing growth through acquisitions and strong homebuilding activity, particularly in our Las Vegas and Phoenix markets as well as Florida and California.

Income from operations increased to $47.1 million from $17.9 million in the same quarter a year ago.  Income from operations was $112.4 million for the nine months ended September 30, 2005 compared to $38.0 million in the same period of 2004.  The value of our services and effective management of construction contracts as well as recent acquisitions were key factors in the segment’s record operating income.

Conference Call and Webcast
BMHC will host a conference call and audio webcast today at 9 a.m. (Pacific) to discuss financial results for the third quarter ended September 30, 2005.  The conference call can be accessed by dialing 877-223-0437 or via audio webcast at www.bmhc.com.  A replay will be available through November 1, 2005 by dialing 800-642-1687 (passcode 1297125) and an archive of the webcast will be available on our website for 90 days following the conclusion of the conference call.

About BMHC
BMHC, a Fortune 1000 company, is one of the largest providers of residential construction services and building materials in the United States.  We serve the homebuilding industry through two subsidiaries: BMC West distributes building materials and manufactures building components for professional builders and contractors in the western and southern states; BMC Construction provides construction services to high-volume production homebuilders in key growth markets across the country.  To learn more about BMHC, visit our website at www.bmhc.com.

BUSINESS RISKS AND FORWARD-LOOKING STATEMENTS
There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past performance or expected results.  Additional information regarding business risks and uncertainties is contained in Item 1 of our most recent Form 10-K.  These risks and uncertainties may include, but are not limited to:

•	demand for homebuilding which is influenced by changes in the overall condition of the U.S. economy, including job formation, interest rates, consumer confidence and other important factors;
•	fluctuations in our costs and availability of sourcing channels for commodity wood products and building materials;
•	changes in the business models of our customers;
•	intense competition;
•	integration of acquired businesses may not result in anticipated cost savings and revenue synergies being fully realized or it may take longer to realize than expected;
•	our ability to identify suitable acquisition candidates;
•	availability of and our ability to attract, train and retain qualified individuals;
•	unanticipated weather conditions including natural catastrophic events;
•	implementation of cost structures that align with revenue growth;
•	actual and perceived vulnerabilities as a result of terrorist activities and armed conflict; and
•	numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature.

Certain statements made in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements.  While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  These factors include, but are not limited to the risks and uncertainties cited in the above paragraph.  Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this news release.  We undertake no obligation to update forward-looking statements.

CONTACTS:

Bill Smartt	Ellis Goebel
Senior Vice President and	Senior Vice President,
Chief Financial Officer	Business Development and
(415) 627-9100	Investor Relations
(415) 627-9100
Mark Kailer
Vice President, Treasurer and
Investor Relations
(415) 627-9100

(Tables Follow)

Building Materials Holding Corporation
Consolidated Statements of Income
(thousands, except per share data)
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Sales
Building products	$360,202	$335,837	$997,717	$902,450
Construction services	459,626	255,643	1,096,560	649,266
Total sales	819,828	591,480	2,094,277	1,551,716

Costs and operating expenses
Cost of goods sold
Building products	261,384	255,509	730,811	685,900
Construction services	371,963	217,166	889,336	558,772
Impairment of assets	―	―	463	1,273
Selling, general and administrative expenses	112,084	85,284	299,426	235,543
Other income, net	(1,423)	(1,559)	(2,779)	(1,976)
Total costs and operating expenses	744,008	556,400	1,917,257	1,479,512

Income from operations	75,820	35,080	177,020	72,204

Interest expense	3,629	4,273	10,177	10,184

Income before income taxes and minority interests	72,191	30,807	166,843	62,020

Income taxes	25,474	11,815	58,855	22,763

Minority interests income	(5,153)	(896)	(11,962)	(4,393)

Net income	$41,564	$18,096	$96,026	$34,864

Net income per share:
Basic	$2.94	$1.34	$6.87	$2.60
Diluted	$2.81	$1.29	$6.57	$2.53

Building Materials Holding Corporation
Consolidated Balance Sheets
(thousands, except share data)
(unaudited)

	September 30	December 31		September 30	December 31
	2005	2004		2005	2004
ASSETS			LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY
Cash and cash equivalents	$45,451	$19,496
Marketable securities	4,707	2,216	Accounts payable	$153,978	$77,591
Receivables, net of $4,721 and			Accrued compensation	63,493	34,078
$4,367	365,588	238,071	Insurance deductible reserves	39,401	26,639
Inventory	163,255	153,391	Other accrued liabilities	43,264	26,177
Unbilled receivables	55,448	17,196	Billings in excess of costs and estimated
Deferred income taxes	13,534	11,913	earnings	31,154	11,274
Prepaid expenses and other	4,553	7,317	Current portion of long-term debt	8,973	3,404
Total current assets	652,536	449,600	Total current liabilities	340,263	179,163

Property and equipment			Deferred income taxes	3,300	297
Land	44,821	37,036	Long-term debt	264,573	206,419
Buildings and improvements	117,849	104,667	Other long-term liabilities	28,193	23,162
Equipment	150,044	122,105	Total liabilities	636,329	409,041
Construction in progress	8,441	4,956
Accumulated depreciation	(116,385)	(104,453)	Minority interests	11,443	6,325
Marketable securities	22,330	16,760
Deferred loan costs	3,679	2,084	Commitments and contingent liabilities	―	―
Other long-term assets	18,925	16,281
Other intangibles, net	21,837	13,692	Shareholders’ equity
Goodwill	160,726	80,316	Common stock, $0.001 par value:
Total assets	$1,084,803	$743,044	authorized 50,000,000 shares;
			issued and outstanding 14,365,233 and
			13,852,683 shares	14	14
			Additional paid-in capital	142,799	124,594
			Unearned compensation	(3,050)	(1,383)
			Retained earnings	297,140	205,812
			Accumulated other comprehensive income (loss), net	128	(1,359)
			Total shareholders’ equity	437,031	327,678
			Total liabilities, minority interests and shareholders’ equity	$1,084,803	$743,044

Building Materials Holding Corporation
Segment Information
(thousands)
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Sales
BMC West	$417,428	$379,000	$1,146,000	$1,014,200

BMC Construction	402,400	212,480	948,277	537,516
	$819,828	$591,480	$2,094,277	$1,551,716

Income from operations
BMC West	$43,644	$31,564	$113,549	$72,129

BMC Construction	47,118	17,941	112,406	38,008

Corporate and other	(14,942)	(14,425)	(48,935)	(37,933)
	$75,820	$35,080	$177,020	$72,204

We evaluate our results of operations including and excluding acquisitions.  We believe a presentation of sales and income from operations excluding recent acquisitions enhances an understanding of the acquisitions as well as comparable operations for the respective periods.

A reconciliation of sales and income from operations before recent acquisitions for the three and nine months ended September 30, 2005 and 2004 is provided in the following table:

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Sales
BMC West	$417,428	$379,000	$1,146,000	$1,014,200
Less: Acquisitions	(93)	―	(19,055)	―
	417,335	379,000	1,126,945	1,014,200

BMC Construction	402,400	212,480	948,277	537,516
Less: Acquisitions	(116,805)	―	(193,803)	―
	285,595	212,480	754,474	537,516
	$702,930	$591,480	$1,881,419	$1,551,716

Income from operations
BMC West	$43,644	$31,564	$113,549	$72,129
Less: Acquisitions income	2	―	(236)	―
	43,646	31,564	113,313	72,129

BMC Construction	47,118	17,941	112,406	38,008
Less: Acquisitions income	(11,688)	―	(16,227)	―
	35,430	17,941	96,179	38,008

Corporate and other	(14,942)	(14,425)	(48,935)	(37,933)
	$64,134	$35,080	$160,557	$72,204